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News from Georgia-Pacific

Release No. C-1636 Contact: Ken Haldin (404) 652-6098 Greg Guest (404) 652-4739

Nov. 20, 2000

GEORGIA-PACIFIC PROVIDES DETAILS ON ASBESTOS LIABILITIES

ATLANTA -- Georgia-Pacific Corp. (NYSE:GP) said today that there has been no change in its present or foreseeable future liabilities from personal-injury claims related to exposure to asbestos-containing products it manufactured.

The company provided the following details in connection with recent unfounded marketplace speculation on the effect of asbestos liabilities on Georgia-Pacific and particularly on the company's financing for its Fort James Corp. (NYSE:FJ) acquisition:

    Substantially all of the amounts Georgia-Pacific has paid to date to defend and resolve asbestos claims have been covered by product liability insurance, and the small part of such amounts that it has paid, net of insurance, has not been material to Georgia-Pacific in any fiscal period.
    Georgia-Pacific has agreements with its insurers to utilize insurance in amounts it believes are adequate to cover substantially all of the defense costs and liabilities for currently pending claims, as well as claims which may be filed against it for the foreseeable future, depending on the number of claims filed each year and the average costs of resolving such claims.
    In addition to the insurance coverage it is presently using, Georgia-Pacific has further insurance coverage that it has not begun to utilize. While all of such coverage may not ultimately be available to the corporation, Georgia-Pacific anticipates such insurance will be considerably more than the amount now available to it. As a result, Georgia-Pacific believes that its insurance will be adequate to cover, for some period of years, a substantial part of the defense costs and liabilities it may incur from claims filed against it in the future.
    For claims filed in the future, the part of defense costs and liabilities not covered by this additional insurance could be material to operating results in any given quarter or year, but is not expected to have a material adverse effect on the long-term results of operations, liquidity or consolidated financial position of Georgia-Pacific.

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On Friday, Georgia-Pacific confirmed that it has executed agreements with a group of banks to finance the acquisition of Fort James pursuant to the previously announced merger between the two companies. The financing agreements permit Georgia-Pacific to borrow up to $9.15 billion.

Bestwall Gypsum Corp., which Georgia-Pacific acquired, manufactured a variety of gypsum products, some of which, principally joint systems products, contained asbestos fiber. Georgia-Pacific discontinued using asbestos in the manufacture of these products in 1977, and since then has manufactured no products containing asbestos.

Beginning in the mid 1980s, lawsuits were filed against Georgia-Pacific on behalf of plaintiffs alleging that they had suffered lung and other diseases as a result of exposure to these products. As of Sept. 30, 2000, the corporation was defending the claims of approximately 52,000 such plaintiffs. Nearly all of these unresolved claims are pending in state courts across the United States, with the majority pending in the states of Maryland, New York, Texas, West Virginia, and Ohio.

To date, a total of approximately 232,000 asbestos claims have been filed. Georgia-Pacific resolves these claims for amounts it considers reasonable given the facts and circumstances of each case; approximately 180,000 of such claims have been settled and dismissed, or are in the process of being dismissed, for an average amount which is insignificant. In many of these claims the plaintiffs were unable to demonstrate they have any compensable injury. Many plaintiffs were also unable to show that any injuries they have resulted from exposure to the corporation's products.

Over the last three years, an average of about 30,000 new claims have been filed against Georgia-Pacific each year, and the corporation does not anticipate that these filings will diminish for the foreseeable future. The number of claims made against Georgia-Pacific, and the average cost of resolving each such claim, has increased somewhat over the last three years.

Each quarter, Georgia-Pacific determines the amount to be reserved on its balance sheet for the liabilities and defense costs of currently pending cases. These reserves are based on Georgia-Pacific's estimation of the costs to defend and settle each case. At the same time the corporation establishes a receivable on its balance sheet for the amount of insurance which it expects to recover for the defense costs and liabilities so incurred.

Currently, the total net amount reserved by the corporation, after such insurance receivable, for all asbestos cases pending against is less than $10 million.

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